                                                                    EXHIBIT 21.1


                          SUBSIDIARY OF MIGRATEC, INC.



        MigraTEC, Inc. owns a majority interest in One Up Computer Services, Ltd., incorporated under the laws of the Province of Ontario, Canada. The operations of One Up Computer Services, Ltd. ceased in 1997.